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                                                                    EXHIBIT 10.3

  DIRECTORS' RETIREMENT AGREEMENT BETWEEN CENTRAL FEDERAL CORPORATION, CENTRAL
                      FEDERAL BANK AND WILLIAM R. WILLIAMS

RECITALS:

A. William R. Williams, an Ohio resident ("MR. WILLIAMS"), is a member of the board of directors of Central Federal Corporation, a Delaware corporation (the "CORPORATION").

B. Mr. Williams is a member of the board of directors of Central Federal Bank, a federally chartered savings association (the "BANK").

C. Mr. Williams has already retired as an officer of the Corporation and the Bank.

D. Mr. Williams desires to retire also from his monthly duties on the boards of directors of the Corporation and the Bank.

E. Mr. Williams is willing to make himself available to the Corporation and the Bank on a consulting basis.

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement, the Corporation, the Bank and Mr. Williams agree as follows:

1. Payment. The Corporation and the Bank agree, in consideration of the terms in Sections 2 and 3, below, that the Bank will pay Mr. Williams a sum equal to $10,000 for the remainder of the year 2003 (payable January 5, 2004), $20,000 for each of the years 2004 (payable January 5, 2004) and 2005 (payable January 5, 2005), and $6,667 for the year 2006 (payable January 5, 2006). If Mr. Williams dies before any payments described in this Section are paid, the unpaid amounts will be paid to his spouse, if she survives him, at the times Mr. Williams would have received payments. Mr. Williams or his widow, as the case may be, will be responsible for the payment of all taxes relating to payments made under this Agreement.

2. Release of Claims. Mr. Williams agrees that in consideration of payments made to him, he will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, or demands (known and unknown) in state or federal court or with any state, federal or local governmental agency against the Corporation or the Bank in connection with his resignation from the Corporation's and the Bank's boards of directors. However, this release will not preclude Mr. Williams from enforcing the terms of this Agreement or, subject to Section 5, of the Supplemental Executive Retirement Plan executed as of April 1, 2003 by the parties to this Agreement (the "SERA").

     The Corporation and the Bank agree, in consideration of the services to be performed under and of the covenants and terms contained in this Agreement, that neither of them will institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, or demands (known and unknown) in state or federal court or with any state, federal or local governmental agency against Mr. Williams or any or all of his heirs, beneficiaries or assigns in connection with his activities on the board of directors of the Corporation or the board of directors of the Bank.

3. Understanding of Availability to the Boards of Directors. Each of the parties to this Agreement understands and agrees that in further consideration of payments made to him, Mr. Williams will continue to make himself available to the boards of directors of the Corporation and the Bank for advice and


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consultation on an as-needed basis. So long as Mr. Williams continues to agree to provide advice and consulting services to the boards of directors of the Corporation and the Bank, (a) he will continue to vest in, and maintain the rights to, all stock options and stock awards granted to him under the Corporation's stock-based benefit plan, (b) he will be allowed to exercise all stock options anytime after they become vested and until close of business July 14, 2009 and to receive all stock awards when they become vested, and (c) these exercise rights will not be affected by his resignation from the boards of directors of either (or both) of the Corporation and/or the Bank. If Mr. Williams dies before the options or stock awards vest, and if his wife survives him, then the unvested options and stock awards will continue to vest as provided in this Section, and his surviving spouse may exercise the options and receive the stock awards any time after they become vested until her death or the close of business on July 14, 2009, whichever is earlier.

4. Arbitration of Claims. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location in Ohio selected by Mr. Williams, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

5. Complete Agreement. This Agreement shall represent the complete agreement among the Corporation, the Bank, and Mr. Williams concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings other than the SERA. To the extent that there may be any conflict between the SERA and this Agreement or the equity awards dated July 15, 1999 between the parties to this Agreement and this Agreement, the provisions of this Agreement shall govern. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on either party unless made in writing and signed by Mr. Williams, the Corporation, and the Bank or their respective successors.

6. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Ohio, unless pre-empted by federal law.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of September 18, 2003.

Attest:                                         CENTRAL FEDERAL CORPORATION

/s/ Laura L. Martin                             By: /s/ David C. Vernon
----------------------------------                  ----------------------------
Name in Print:                                  DAVID C. VERNON
Laura L. Martin                                 Chairman, President & CEO

[signatures continue on following page]


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Attest:                                         CENTRAL FEDERAL BANK

/s/ Laura L. Martin                             By: /s/ David C. Vernon
----------------------------------                  ----------------------------
Name in Print:                                  DAVID C. VERNON
Laura L. Martin                                 Chairman, President & CEO

Witness:

/s/ Elaine M. Willaims                          /s/ William R. Williams
----------------------------------              --------------------------------
Name in Print:                                  WILLIAM R. WILLIAMS
Elaine M. Willaims


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